Exhibit 99.13

FINAL DRAFT

Dated                           2014

PUBLIC JOINT STOCK COMPANY

“FIRST UKRAINIAN INTERNATIONAL BANK”

as Borrower

and

STANDARD BANK PLC

acting as Lender

and

GREEN FINANCE PLC

acting as New Lender

FOURTH SUPPLEMENTAL LOAN AGREEMENT

Ref: L-229708

Linklaters LLP

Table of Contents

Contents		Page

1	Definitions and interpretation	3

2	Amendments	4

3	Substitution	7

4	Borrower’s Representations and Warranties	7

5	Assignments and Transfers	7

6	Status of the Loan Agreement	8

7	Contracts (Rights of Third Parties) Act 1999	8

8	Law and Jurisdictions	8

9	Single Agreement	8

10	Counterparts	8

11	Governing Language	8

12	NBU Registration	9

THIS FOURTH SUPPLEMENTAL LOAN AGREEMENT is dated                           2014 and made between:

(1)	PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK” a public joint-stock company incorporated under the laws of Ukraine whose registered office is at 2A Universitetskaya Street, Donetsk, 83001, Ukraine, as borrower (the “Borrower”);

(2)	STANDARD BANK PLC a public limited company incorporated under the laws of England, whose registered office is at 20 Gresham Street, London, EC2V 7JE, United Kingdom, as original lender (the “Lender”); and

(3)	GREEN FINANCE PLC a public limited company incorporated under the laws of England, whose registered office is at 6 St Andrew Street, London EC4A 3AE, United Kingdom, as new lender (the “New Lender”).

Whereas

(A)	At the request of the Borrower, the Lender made available to the Borrower a loan (the “Original Loan”) in the amount of U.S.$150,000,000 on the terms and subject to the conditions of a loan agreement dated 8 February 2007 (the “Original Loan Agreement”).

(B)	At the request of the Borrower, the Lender increased the Original Loan by U.S.$125,000,000 (the “Further Loan”) and the Lender and the Borrower have supplemented the Original Loan Agreement to give effect to the increase in the Original Loan and have entered a supplemental loan agreement dated 16 May 2007 (the “First Supplemental Loan Agreement”) for such purposes.

(C)	The Lender and the Borrower have further supplemented the Original Loan Agreement to give effect to amendments relating to the repayment date, rate of interest, frequency of payment of interest, partial repayment, permitted security interests, capital investment and the name of the Borrower, by entering into a supplemental loan agreement dated 15 December 2009 (the “Second Supplemental Loan Agreement”) and have further supplemented the Original Loan Agreement to give effect to amendments relating to partial repayment, reorganisation, mergers, maintenance of capital adequacy and capital investment, by entering into a supplemental loan agreement dated 8 November 2010 (the “Third Supplemental Loan Agreement” and the Original Loan Agreement as amended by the First Supplemental Loan Agreement, the Second Supplemental Loan Agreement and the Third Supplemental Loan Agreement, the “Loan Agreement”).

(D)	Certain amendments will be made to the Loan Agreement, including the substitution, in place of the Lender, of the New Lender as lender under the Loan, as set out in this Fourth Supplemental Loan Agreement.

(E)	This Fourth Supplemental Loan Agreement is supplemental to, and should be read in conjunction with, the Loan Agreement.

1	Definitions and interpretation

Terms defined or construed in the Loan Agreement shall have the same meaning when used in this Fourth Supplemental Loan Agreement.

2	Amendments

With effect from the Effective Date as set out in Clause 12 (NBU Registration and Signing of the Fourth Supplemental Trust Deed), the Loan Agreement shall be amended as follows:

2.1	Amended Definitions

Clause 1.1 of the Loan Agreement shall be amended as follows:

2.1.1	adding the following definitions:

““2014 Partial Repayment Notice Date” means 29 December 2014 or such date as may be agreed between the Lender and the Borrower which shall be no later than two Business Days prior to the 2014 Settlement Date;

“2014 Settlement Date” means 31 December 2014 (or such later date as may be agreed between the Lender and the Borrower, which shall be no later than 15 days after a resolution of the holders of the Funding Instruments has been validly passed in relation to certain amendments to the terms of the Funding Instruments as set out in a notice of meeting to such holders dated 10 November 2014), subject to the registration of amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement with the NBU;

“Extended Repayment Date” means 31 December 2018;”;

2.1.2	the definition of “Account” shall be deleted and replaced with the following:

““Account” means the account with the account number [•] in the name of the Lender with The Bank of New York Mellon”.

2.2	Amended Clauses

The following clauses of the Loan Agreement shall be amended as follows:

2.2.1	The following sentence in Clause 8.1(a) (Additional Amounts) of the Loan Agreement shall be deleted:

“For the avoidance of doubt, this Clause 8.1 (Additional Amounts) shall not apply to any Taxes assessed on the Lender in the United Kingdom (or any Qualifying Jurisdiction) by reference to its overall net income.”

2.2.2	The first sentence in Clause 8.2(a) (Double Tax Treaty Relief) of the Loan Agreement shall be deleted and replaced with the following:

“The Lender shall use its reasonable efforts to furnish the Borrower, each year before the Interest Payment Date falling on 31 March of the relevant year, with a United Kingdom tax residence certificate in respect of the relevant year (and in relation to the year 2014 such duly completed certificate shall be delivered before the Interest Payment Date falling on 31 December 2014) provided that, without prejudice to its representation in Clause 8.6 (Tax Position of the Lender), the Lender shall have no liability to the Borrower, provided that such representation is correct and that the Lender has appropriately applied for the relevant certificate in accordance with this Agreement, if the United Kingdom Tax Authority fails to issue a United Kingdom tax residence certificate in respect of any calendar year or only does so after the relevant Interest Payment Date.”

2.2.3	Clause 8.6(a) (Tax Position of the Lender) of the Loan Agreement shall be deleted and replaced with the following:

“(a) it is a resident of the United Kingdom for purposes of Article 4 of the Double Tax Treaty as it is subject to:

(i) taxation in the United Kingdom on the basis of its registration as a legal entity, location of its management body or another similar criterion; and

(ii) unlimited United Kingdom tax liability for corporate income tax for purposes of the Double Tax Treaty,

and that it is not subject to taxation in the United Kingdom merely on income from sources in the United Kingdom or connected with property located in the United Kingdom, and that it should be able to receive certification from the United Kingdom Taxing Authority confirming that the Lender is resident in the United Kingdom for tax purposes;”

2.2.4	Clause 11.18 (Subsidiaries) of the Loan Agreement shall be deleted and replaced with the following:

“Public Joint Stock Company “Bank Renaissance Capital” is the only subsidiary of the Borrower.”;

2.2.5	Clause 13.10 (Maintenance of Capital Adequacy) of the Loan Agreement shall be deleted and replaced with the following:

“The Borrower shall not, and shall ensure that each Subsidiary which carries on a Banking Business shall not, permit its capital adequacy ratio to fall below the minimum total capital adequacy ratio required by the NBU from time to time and, in the case of a Subsidiary which carries on a Banking Business outside Ukraine, the relevant banking authority responsible for setting and/or supervising capital adequacy for financial institutions in the relevant jurisdiction in which such Subsidiary carries on its Banking Business. The Borrower shall not and shall ensure that each Subsidiary which carries on a Banking Business shall not, permit its regulatory capital sufficiency (adequacy) ratio to fall below 10 per cent. of its risk weighted assets, as calculated in accordance with the guidelines on capital adequacy standards for international banks contained in the July 1998 text of the Basel Capital Accord, published by the Basel Committee on Banking Supervision, as amended.”;

2.2.6	Clause 22.2 (a)(ii) of the Loan Agreement shall be deleted and replaced with the following:

“If to the Lender:

Green Finance Plc

6 St Andrew Street

London EC4A 3AE

United Kingdom

Attention: The Directors

Fax: +44 (0) 207 832 4900”

2.2.7	The Issuer’s notice details in Schedule 2, Schedule 3 and Schedule 4 of the Loan Agreement shall be deleted and replaced with the following:

“Green Finance Plc

6 St Andrew Street

London EC4A 3AE

United Kingdom

Attention: The Directors”

2.3	Additional Clauses

The Loan Agreement shall be amended by the insertion of the following provisions:

2.3.1	Inserting the following Clause 6A into the Loan Agreement immediately after Clause 6:

“Amortisation

The Borrower shall, on each Interest Payment Date falling on or after 31 December 2016 and ending on the Extended Repayment Date (each an “Instalment Date”), repay the principal amount of the loan in instalments. The amount of principal repayable on each Instalment Date shall be the relevant Amortisation Amount, where “Amortisation Amount” means the amount of principal remaining on the Loan immediately prior to the relevant Instalment Date divided by the remaining number of Instalment Dates.”

2.3.2	Inserting the following Clause 7.3B into the Loan Agreement immediately after Clause 7.3A:

“2014 Partial Repayment

The Borrower shall on the 2014 Partial Repayment Notice Date, deliver to the Lender, the Principal Paying Agent and the Trustee, a written notice, which shall be irrevocable, stating that it shall repay such amount of the Loan as is equal to the aggregate principal amount of the Funding Instruments to be redeemed by the Issuer (the “2014 Partial Repayment Amount”) on the 2014 Settlement Date. Following provision of such notice, the Borrower shall repay the Loan in part in the 2014 Partial Repayment Amount on the 2014 Partial Repayment Date together with interest accrued on the 2014 Partial Repayment Amount to such date.”

2.4	General Amendments

The following amendments shall be made to the Loan Agreement.

2.4.1	All references in the Loan Agreement to “Loan Participation Notes due 2014” shall be deleted and replaced with “Loan Participation Notes due 2018”;

2.4.2	All references in the Loan Agreement to “Standard Bank Plc” (other than in the definition of “Lead Managers”) shall be deleted and replaced with “Green Finance Plc” reflecting the substitution of the New Lender and making any corresponding changes;

2.4.3	All references in the Loan Agreement to “BNY Corporate Trustee Services Limited” shall be deleted and replaced with “BNY Mellon Corporate Trustee Services Limited”;

2.4.4	All references in the Loan Agreement to “SWX Swiss Stock Exchange” shall be deleted and replaced with “SIX Swiss Exchange”;

2.4.5	All references in the Loan Agreement to “Repayment Date” (other than in Clause 7.3A) shall be deleted and replaced with “Extended Repayment Date”.

3	Substitution

3.1	The parties to this Fourth Supplemental Loan Agreement have agreed to the substitution, in place of the Lender, of the New Lender as lender under the Loan from and including the Effective Date.

3.2	The parties to this Fourth Supplemental Loan Agreement hereby agree that, with effect from and including the Effective Date:

3.2.1	the New Lender shall be bound by the terms of the Loan Agreement as the lender in place of the Lender and shall acquire and assume all of the rights and, subject to Clause 3.2.2 below, the obligations of the Lender under or in connection therewith; and

3.2.2	The Lender shall be and is hereby released and discharged from all of its rights and the obligations under or in connection with the Loan Agreement (excluding any liabilities of or claims against the Lender arising or incurred prior to the Effective Date for which the Lender shall remain liable).

4	Borrower’s and New Lender’s Representations and Warranties

4.1	Borrower’s Representations and Warranties

The Borrower repeats the representations and warranties set out in Clause 11.1 (Status) to Clause 11.18 (Subsidiaries) in the Loan Agreement (as amended by the provisions of this Fourth Supplemental Loan Agreement) as of the date hereof, the Effective Date and each date falling in-between, with reference to the Loan Agreement as modified and supplemented by this Fourth Supplemental Loan Agreement and with reference to the facts and circumstances existing at the relevant date and acknowledges that the Lender and New Lender have entered into this Fourth Supplemental Loan Agreement in reliance on those representations and warranties.

4.2	New Lender’s Representations and Warranties

The New Lender repeats representations and warranties set out in Clause 8.6 (Tax Position of the Lender) (as amended by the provisions of this Fourth Supplemental Loan Agreement) and Clause 12 (Representations and Warranties of the Lender) of the Loan Agreement as of the date hereof, the Effective Date and each date falling in-between with reference to the facts and circumstances existing at the relevant date and with reference to the Loan Agreement as modified and supplemented by this Fourth Supplemental Loan Agreement.

5	Assignments and Transfers

5.1	Binding Agreement

This Fourth Supplemental Loan Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and assigns.

5.2	Provisions of the Loan Agreement Apply

The provisions of Clause 19.2 (No Assignments and Transfers by the Borrower) and 19.3 (Assignments by the Lender) of the Loan Agreement shall apply to this Fourth Supplemental Loan Agreement as if the same were repeated in full mutatis mutandis.

6	Status of the Loan Agreement

Save for the amendments to the Loan Agreement effected by this Fourth Supplemental Loan Agreement, all terms and conditions of the Loan Agreement shall remain in full force and effect and the Loan Agreement with effect from the Effective Date shall be read and construed as one document with this Fourth Supplemental Loan Agreement.

7	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Fourth Supplemental Loan Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 (the “Act”) to enforce any term of this Fourth Supplemental Loan Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

8	Law and Jurisdictions

This Fourth Supplemental Loan Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. The provisions of Clause 23 (Law and jurisdiction) of the Loan Agreement shall apply to this Fourth Supplemental Loan Agreement as if the same were repeated in full mutatis mutandis.

9	Single Agreement

This Fourth Supplemental Loan Agreement shall be read as one with the Loan Agreement so that all references in the Loan Agreement to “this Agreement” are deemed to refer also to this Fourth Supplemental Loan Agreement, provided always that in the event of any inconsistency between the Loan Agreement and this Fourth Supplemental Loan Agreement, the provisions of this Fourth Supplemental Loan Agreement shall override inconsistent provisions of the Loan Agreement.

10	Counterparts

This Fourth Supplemental Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Fourth Supplemental Loan Agreement by executing any such counterpart.

11	Governing Language

This Fourth Supplemental Loan Agreement is executed in the English language and the Ukrainian language. In the event of any discrepancies between the English and Ukrainian versions of this Fourth Supplemental Loan Agreement or any dispute regarding the interpretation of any provision in the English or Ukrainian versions of this Fourth Supplemental Loan Agreement, the English version of this Fourth Supplemental Loan Agreement shall prevail.

12	NBU Registration and Signing of the Fourth Supplemental Trust Deed

Subject to the registration of the amendments to the Loan Agreement effected by this Fourth Supplemental Loan Agreement with the NBU being complete (which shall be evidenced by the registration notation of the NBU), such amendments shall become effective on the date of execution and delivery of the Fourth Supplemental Trust Deed between the Lender, the New Lender and the trustee relating to the Funding Instruments (the “Effective Date”).

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

STANDARD BANK PLC

By:

By:

PUBLIC JOINT-STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”

By:

GREEN FINANCE PLC

By: